EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Intelligroup, Inc.:

        As independent public accountants, we hereby consent to the use of our report dated May 7, 1999 (except with respect to the fifth paragraph of Note 11 as to which the date is January 6, 2000, and the third paragraph of Note 11 as to which the date is January 26, 2000) and to all references to our Firm included in this Amendment No. 1 to the registration statement on Form S-3. Our report dated February 4, 1999 (except with respect to the third paragraph of Note 11 as to which the date is February 16, 1999) included in Intelligroup, Inc.'s Form 10-K for the year ended December 31, 1998, which is incorporated by reference, is no longer appropriate since restated financial statements have been presented giving effect to a business combination accounted for as a pooling-of-interests.





                                            ARTHUR ANDERSEN LLP

Roseland, New Jersey
January 26, 2000